Exhibit 10.7(iv)

TopSpin Medical (Israel) Ltd.

To:	Date: January 7th, 2007
Mr. Erez Golan
Re: Amendment to Employment Agreement
Dear Sir,
We are pleased to inform you that on January 7, 2007 the stockholders of TopSpin Medical (Israel) Ltd. (the “Company”) and the Board of Directors of the Company approved, following the recommendation and the approval of the ESOP and Compensation Committee, the Audit Committee and Board of Directors of TopSpin Medical, Inc., the Company’s parent company (the “Corporation”) on November 17, 2007 and the approval of the stockholders of the Corporation on January 7, 2007, to amend the terms of your employment with the Company in accordance with the following:
1.	Salary: notwithstanding Section 5 of the Employment Agreement between you and the Company, dated as of December 9, 2002, as amended (the “Employment Agreement”; all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement), your monthly Salary shall be amended to a total of NIS 55,000, to be linked to the increase of the Consumer Price Index (“CPI”) from the CPI known on November 17, 2006 to the CPI as known on the date of payment of the Salary.

2.	Cash Bonus: you shall be entitled to receive a cash bonus to be calculated on the basis of the Corporations revenues from sales of the Corporation’s IVMRI catheter system for the cardiology field during the year 2007 (the “Revenues”), such cash bonus equaling 10% of the Revenues grossed by the Corporation over US$ 250,000 and up to US$ 500,000 and 5% of the Revenues grossed by the Corporation over US$ 500,000. The accumulated Revenues shall be reviewed at the end of each calendar quarter of 2007. The cash bonus shall be calculated and paid with respect to Revenues accumulated as of January 1, 2007 and until the end of each quarter (after deduction of any amount paid on account of the cash bonus on the preceding quarters). The cash bonus shall be paid with in 14 days following the approval of the quarterly financial statements by the Board.

3.	Options: you shall be entitled to receive option to purchase Common Stock of the Corporation with a par value of US$ 0.001 each, in the number and under the terms and conditions set forth in the Option Agreement attached hereto as Exhibit A.

4.	All other terms and conditions of the Employment Agreement not specifically amended herein shall remain unchanged and in full force and effect.

5.	Please confirm your consent to the abovementioned by returning an executed copy of this letter.

TopSpin Medical (Israel) Ltd.

Agreed and confirmed:

TopSpin Medical, Inc.
I confirm and agree to the above:

Erez Golan